Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The General Dynamics Corporation Audit Committee
General Dynamics Corporation 401(k) Plan 3.0:

We consent to the incorporation by reference in the registration statements (Nos. 333-107901, 333-186575, 333-186578, and 333-208667) on Form S-8 of General Dynamics Corporation of our report dated June 15, 2016, with respect to the statements of net assets available for benefits of the General Dynamics Corporation 401(k) Plan 3.0 as of December 31, 2015 and 2014, the related statement of changes in net assets available for benefits for the year ended December 31, 2015, and the supplemental schedules - Schedule H, Line 4a - Schedule of Delinquent Participant Contributions for the year ended December 31, 2015 and Schedule H, Line 4i - Schedule of Assets (Held at End of Year) as of December 31, 2015, which report appears in the December 31, 2015 annual report on Form 11-K of the General Dynamics Corporation 401(k) Plan 3.0.

/s/ KPMG LLP
McLean, VA
June 15, 2016